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                                                         EXHIBIT 10(u)
                    AGREEMENT OF SALE AND PURCHASE

                             by and among

                    SANTA FE ENERGY RESOURCES, INC.
               SANTA FE ENERGY OPERATING PARTNERS, L.P.

                                  and

                       BRIDGE OIL (U.S.A.) INC.

                           December 2, 1993


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                           TABLE OF CONTENTS


                                                               Page

I.    DEFINED TERMS AND REFERENCES .........................    1
        1.1. Defined Terms .................................    1
        1.2. References ....................................    1

II.   AGREEMENT TO SELL AND PURCHASE .......................    8

III.  PURCHASE PRICE .......................................    9

IV.   THE CLOSING ..........................................    9
        4.1.  Closing ......................................   10
        4.2.  Seller's Closing Obligations..................   10
        4.3.  Buyer's Closing Obligations...................   10

V.    REPRESENTATIONS AND WARRANTIES OF SELLER..............   10
        5.1.  Organization..................................   11
        5.2.  Qualification ................................   11
        5.3.  Authority Relative to This Agreement .........   11
        5.4.  Noncontravention..............................   11
        5.5.  Governmental Consents ........................   11
        5.6.  Legal Proceedings ............................   12
        5.7.  Compliance With Laws .........................   12
        5.8.  Commitments ..................................   12
        5.9.  Title to Oil and Gas Properties ..............   12
        5.10. Compliance with Agreements ...................   13
        5.11. Take or Pay Arrangements .....................   13
        5.12. Receipts and Payments ........................   13
        5.13. Payment of Expenses ..........................   14
        5.14. Sales of Production ..........................   14
        5.15. Area of Mutual Interest and Other Agreements..   14
        5.16. Certain Filings ..............................   14
        5.17. ERISA ........................................   15
        5.18. Taxes ........................................   15
        5.19. Undeveloped Acreage...........................   15
        5.20. FIRPTA Disclaimer ............................   15
        5.21. Imbalances ...................................   15

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                                                              Page
        5.22. Environmental Matters.........................   15
        5.23. Registration Statement........................   15
        5.24. Taylorco Transaction .........................   16
        5.25. No Representation or Warranty ................   16
VI.   REPRESENTATION AND WARRANTIES OF BUYER................   16
        6.1.  Organization .................................   16
        6.2.  Qualification ................................   16
        6.3.  Authority Relative to This Agreement .........   17
        6.4.  Noncontravention..............................   17
        6.5.  Governmental Approvals .......................   17
        6.6.  Capitalization ...............................   17
        6.7.  Consideration Shares .........................   18
        6.8.  Registration Statement .......................   18
        6.9.  Charter and Bylaws ...........................   18

VII.  COVENANTS AND AGREEMENTS OF THE PARTIES PRIOR TO,
      AT AND AFTER THE CLOSING..............................   18
        7.1.  Operation of Properties Prior to Closing......   19
        7.2.  Conduct of Buyer's Business Prior to Closing..   19
        7.3.  Access to Information ........................   23
        7.4.  Confidentiality ..............................   24
        7.5.  HSR Act Notification .........................   24
        7.6.  Public Offering ..............................   24
        7.7.  Registration Rights Agreement ................   25
        7.8.  Investment Agreement .........................   25
        7.9.  Exploration Agreement.........................   25
        7.10. Notice of Litigation .........................   26
        7.11. Notification of Certain Matters ..............   26
        7.12. Preferential Right to Purchase ...............   26
        7.13. Public Announcements .........................   27
        7.14. Filing and Recording of Assignments, Etc .....   27
        7.15. Access to Records After Closing ..............   27
        7.16. Transfer of Geoscience Data ..................   28
        7.17. Santa Fe Separate Disclosure Schedule ........   28
        7.18. Sales and Other Taxes ........................   28
        7.19. Fees and Expenses ............................   28
        7.20. Brokers. .....................................   28
        7.21. Over-allotment Option After Closing ..........   29
        7.22. Agreement to Convey ..........................   29
        7.23. Britt Ranch Imbalance ........................   29

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                                                              Page
        7.24. Wyoming Ad Valorem Tax .......................   30
        7.25. Purchase of Taylorco NPI .....................   30
        7.26. Further Assurances ...........................   30

VIII. TITLE DEFECTS AND RELATED PURCHASE PRICE ADJUSTMENTS..   31
        8.1.  Notice of Title Defects ......................   31
        8.2.  Purchase Price Reductions for Title Defects ..   31
        8.3.  Purchase Price Increases......................   32
        8.4.  Adjustment to Purchase Price .................   34
        8.5.  Right to Terminate ...........................   34
        8.6.  Certain Agreements Regarding Disputes ........   34
        8.7.  Allocations ..................................   36

IX.   CONDITIONS TO OBLIGATIONS OF SELLER ..................   36
        9.1.  Representations and Warranties True ..........   36
        9.2.  Covenants and Agreements Performed............   36
        9.3.  Certificate...................................   36
        9.4.  Opinion of Counsel ...........................   36
        9.5.  HSR Act ......................................   36
        9.6.  Legal Proceedings ............................   37

X.    CONDITIONS TO OBLIGATION OF BUYER ....................   37

        10.1. Representations and Warranties True ..........   37
        10.2. Covenants and Agreements Performed ...........   37
        10.3. Certificate ..................................   37
        10.4. Opinion of Counsel ...........................   37
        10.5. HSR Act ......................................   37
        10.6. Legal Proceedings ............................   37

XI.   TERMINATION, AMENDMENT AND WAIVER ....................   38
        11.1. Termination ..................................   38
        11.2. Amendment ....................................   38
        11.3. Waiver........................................   38

XII.  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..........   39
        12.1. Survival .....................................   39
        12.2. Indemnification by Seller ....................   40
        12.3. Indemnification by Buyer .....................   40
        12.4. Certain Limitations on Seller's Liability ....   41
        12.5. Procedure for Indemnification ................   41

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XIII. CASUALTY LOSS AND CONDEMNATION .......................   42

XIV.  CERTAIN ACCOUNTING ADJUSTMENTS........................   43
        14.1. Adjustments...................................   43
        14.2. Accounting....................................   44

XV. MISCELLANEOUS ..........................................   44
        15.1. Notices ......................................   44
        15.2. Entire Agreement..............................   45
        15.3. Binding Effect: Successors and Assigns........   45
        15.4. Severability .................................   46
        15.5. No Third-Party Beneficiaries .................   46
        15.6. DTPA Waiver ..................................   46
        15.7. Governing Law ................................   46
        15.8. Counterparts .................................   47

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                    AGREEMENT OF SALE AND PURCHASE


      THIS AGREEMENT OF SALE AND PURCHASE dated December 2, 1993, is made and entered into by and among Santa Fe Energy Resources, Inc., a Delaware corporation ("SFER"), Santa Fe Energy Operating Partners, L.P., a Delaware limited partnership ("SFEOP"), and Bridge Oil
(U.S.A.) Inc., a Delaware corporation ("BRIDGE").

                               RECITALS:

      A. SFER and SFEOP desire to sell to Bridge certain oil, gas and mineral properties and other assets on the terms and conditions set forth herein and are herein sometimes collectively called the "SELLER."

      B. Bridge desires to purchase from Seller certain oil, gas and mineral properties and other assets on the terms and conditions contained herein and is herein sometimes called the "BUYER."

                              AGREEMENT:

       NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:


                    I. DEFINED TERMS AND REFERENCES
       1.1. DEFINED TERMS. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this
SECTION 1.1 or in the articles, sections, subsections or other subdivisions referred to below:

          "ADDITIONAL SHARES" shall have the meaning assigned to it in
     SECTION 7.21.

          "AGREED DEFECT'' shall mean a Title Defect arising pursuant to SECTION 8.2 that is uncured, has not been waived prior to Closing by Buyer and for which there is no disagreement between Buyer and Seller as to whether it exists or has been cured or the amount of the related Purchase Price reduction.

          "AGREED INCREASE" shall mean an increase in the Purchase Price arising pursuant to SECTION 8.3 for which there is no disagreement between Buyer and Seller as to its existence or the amount thereof.
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          "AGREEMENT" shall mean this Agreement of Sale and Purchase, as hereafter amended or modified in accordance with the terms hereof.

          "APPLICABLE LAW" shall mean any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "APPLICABLE CONTRACT" shall mean any joint operating agreement or any purchase, sale, transportation, balancing, processing, or treating agreement or any unitization, communitization, pooling, lease, farm-out, farm-in, royalty, overriding royalty, development, easement, right-of-way, or other agreement with respect to any of the rights, titles, interests and estates agreed to be sold to Buyer hereunder, or production or the proceeds of production from any of such rights, titles, interests and estates.

          "BRIDGE COMMON STOCK" shall mean the shares of common stock of Buyer, $.01 par value per share.

          "BRIDGE LP" shall have the meaning assigned to it in
     SECTION 15.3.

          "BUYER" shall have the meaning assigned to it in PARAGRAPH B of the Recitals.

          "BUYER GROUP" shall have the meaning assigned to it in
     SECTION 12.2.

          "CASH PORTION OF PURCHASE PRICE" shall mean that portion of the Purchase Price payable to Seller in cash as determined in accordance with ARTICLES III, VIII and XIV and SECTIONS 7.1 and 7.12.

          "CLAIMED DEFECT" shall mean a claimed Title Defect arising pursuant to SECTION 8.2 for which there is a disagreement between Buyer and Seller as to whether it exists or has been cured or the amount of the related Purchase Price reduction and which has not been waived by Buyer prior to Closing.

          "CLAIMED INCREASE" shall mean a claimed increase in the Purchase Price arising pursuant to SECTION 8.3 for which there is a disagreement between Buyer and Seller as to whether it exists or the amount thereof.
          "CLOSING" shall have the meaning assigned to it in
     SECTION 4.1.

          "CLOSING DATE" shall have the meaning assigned to it in
     SECTION 4.1.

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          "CODE" shall mean the Internal Revenue Code of 1986 or any successor statute or statutes, as amended from time to time.

          "CONSIDERATION SHARES" shall mean the shares of Bridge
     Common Stock to be issued to Seller as determined in accordance with ARTICLE III and SECTION 7.21.

          "DAMAGES" shall have the meaning assigned to it in
     SECTION 12.2.

          "EFFECTIVE DATE" shall mean 7:00 a.m., local time, at the location of the Properties on December 1, 1993.

          "ENVIRONMENTAL CLAIM" shall have the meaning assigned to it in SECTION 12.1.

          "ENVIRONMENTAL LAWS" shall mean all Applicable Laws relating to health, safety or the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXCLUDED ASSETS" shall refer to any of the Properties that are excluded from the transactions contemplated hereby pursuant to SECTION 7.1, 7.12 or 8.2.

          "EXPLORATION AGREEMENT" shall have the meaning assigned to it in SECTION 7.9.

          "GEOSCIENCE DATA" shall mean Seller's geological and geophysical data related to the Oil and Gas Properties, including (without limitation), prospect and other maps, the seismic records listed in SCHEDULE C, well logs, scout tickets, and completion cards related to the Oil and Gas Properties.

          "GOVERNMENTAL ENTITY" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended.

          "HYDROCARBONS" shall mean crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (including C02), and shall also refer to any other minerals of every kind and character which may be covered by or included in the Oil and Gas Properties.

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          "IMBALANCE" shall mean any gas production imbalance existing with respect to any of the Oil and Gas Properties, together with any related rights or obligations as to future cash and/or gas balancing (subject, however, to SECTION 7.23).

          "INITIAL REGISTRATION STATEMENT" shall have the meaning assigned to it in SECTION 6.8.

          "INITIAL SHARES" shall have the meaning assigned to it in
     ARTICLE III.

          "INITIAL STOCK VALUE" shall have the meaning assigned to it in ARTICLE III.

          "INVESTMENT AGREEMENT" shall have the meaning assigned to it in SECTION 7.8.

          "NGPA" shall have the meaning assigned to it in
     SECTION 5.16.

          "NGPA REGULATIONS" shall have the meaning assigned to it in
     SECTION 5.16.

          "NON-OPERATED PROPERTIES" shall mean those Properties with respect to which Seller is not serving as operator.

          "OFFERING" shall mean the public offering of Bridge Common Stock referenced in SECTION 7.6.

          "OFFERING CLOSING DATE" shall mean the date on which Buyer consummates the sale of the Bridge Common Stock pursuant to the Offering.

          "OFFERING PRICE" shall mean the public offering price set forth on the cover page of the final prospectus relating to the registration statement filed with the SEC with respect to the Offering.

          "OFFERING TERMINATION NOTICE" shall have the meaning assigned to it in SECTION 7.6.

          "OIL AND GAS PROPERTIES" shall mean the properties described in PARAGRAPHS (a), (b), and (c) of the definition of "Properties."

          "PARENT" shall mean Bridge Oil Limited, an Australian company.

          "PERMITTED ENCUMBRANCES" shall mean any of the following matters:

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       (a) the terms, conditions, restrictions, exceptions,
reservation, limitations and other matters contained in the agreements, instruments and documents which create or reserve to Seller its interests in any of the Oil and Gas Properties, provided they do not operate (i) to reduce the net revenue interest, nor increase the working interest (without a corresponding increase in the net revenue interest), of Seller in the Oil and Gas Properties as reflected in SCHEDULE A hereto or (ii) to reduce the net acres of Seller in the Oil and Gas Properties as reflected in SCHEDULE B hereto;

       (b) any tax, regulatory, mechanic's, materialman's, contractor's, operator's, lessor's, or other liens or encumbrances created by contract or law which are undetermined or inchoate;

       (c) all Applicable Contracts listed in the Santa Fe Separate Disclosure Schedule to the extent that any Applicable Contract does not result in any mortgage, lien or security interest on any of the Properties;
       (d) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way, on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses to the extent such matters, individually or in the aggregate, do not interfere materially with oil and gas operations on the Oil and Gas Properties;

       (e) rights reserved to or vested in any Governmental Entity to control or regulate any of the Properties in any manner;

       (f) conventional rights of reassignment arising immediately prior to the termination or expiration of an oil and gas lease or upon a decision or election by the owner of an oil and gas lease to surrender or abandon all or any portion of same;

       (g) rights to consent by, required notices to, filings with, or actions by Governmental Entities in connection with the sale, transfer or conveyance of federal, state, Indian or other governmental agency oil and gas leases or interests therein, where the same are customarily obtained or made subsequent to the assignment of such oil and gas leases or interests therein; and

       (h) any agreement, contract, lease, instrument, permit, amendment, or extension entered into by Seller following the date of this Agreement in accordance with SECTION 7.1.

       "PROCEEDINGS" shall mean all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.
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     "PROPERTIES" shall mean:

     (a) All of Seller's right, title and interest in and to the lands underlying the leases and other documents described in Schedules A and B (and in and to any ratifications and/or amendments to such leases and other documents, whether or not such ratifications or amendments are described in such Schedules A and B) and all wells (including wells which may be currently producing, not producing, in the process of or awaiting completion, or drilling) located upon such lands or upon any lands with which any portion of such leases or lands may be pooled, communitized, or unitized (either voluntary or by compulsory order);

       (b) Without limitation of the foregoing, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Seller in and to the oil, gas and other minerals in and under and that may be produced from the lands underlying the leases or other documents described in Schedules A and B (including, without limitation, interests in oil, gas and/or mineral leases covering such lands, overriding royalty interests, production payments and net profits interests in such lands, and fee royalty interests, fee mineral interests and other interests in such oil, gas and other minerals);

     (c) All rights, titles and interests of Seller in and to, or otherwise derived from all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders in and to the properties covered and the units created thereby (including, without limitation, units formed under orders, rules, regulations or other official acts of any Governmental Entity having jurisdiction, voluntary unitization agreements, designations and/or declarations, and so called "working interest units" created under operating agreements or otherwise) which relate to any of the properties described in paragraphs (a) and (b)above;

     (d) All production from the properties described in paragraphs
(a), (b), and (c) above after the Effective Date and all merchantable allowable oil or liquids owned by Seller and stored in tanks on the lands covered by the leases and other documents described on Schedules A and B on the Effective Date;

     (e) All rights and obligations of Seller with respect to Imbalances in existence as of the Effective Date (subject to Section 7.23).

     (f) All rights, titles and interests of Seller in and to all presently existing and valid production sales contracts, operating agreements, and other agreements and contracts which relate to any of the properties described in PARAGRAPHS (a), (b) and (c) above, or which relate to the exploration, development, operation or maintenance thereof or the

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treatment, storage, transportation or marketing of production therefrom (or allocated thereto), including accounts receivable and payable arising from any of the foregoing and attributable to any period after the Effective Date;

     (g) All rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures (including, but not by way of limitation, the items listed in Schedule D) appurtenant to the properties described in PARAGRAPHS (a), (b) and (c) above; and

     (h) All of Seller's lease files, abstracts and title opinions, production records, well files, accounting records (but not including general financial accounting or tax accounting records), Geoscience Data, and all other files, documents and records which directly relate to the properties described above (unless, subject to SECTION 7.16, Seller is prohibited from transferring any such items pursuant to the terms of a third-party agreement).

     The Properties shall not include any properties or other assets of Seller classified hereunder as Excluded Assets.

          "PURCHASE PRICE" shall have the meaning assigned to it in
     ARTICLE III.

          "PURCHASE PRICE INCREASES" shall have the meaning assigned to it in SECTION 8.3.

          "PURCHASE PRICE REDUCTIONS" shall have the meaning assigned to it in SECTION 8.2.

          "REGISTRATION RIGHTS AGREEMENT" shall have the meaning assigned to it in SECTION 7.7.

          "REGISTRATION STATEMENT'' shall have the meaning assigned to it in SECTION 7.6.

          "RESERVE REPORT" shall mean that certain reserve report attached as SCHEDULE E.

          "ROYALTY TRUST" shall mean that certain Trust Agreement of the Santa Fe Energy Trust dated November 19, 1992, between SFER and Texas Commerce Bank, National Association, as Trustee.
          "SANTA FE SEPARATE DISCLOSURE SCHEDULE" shall have the meaning assigned to it in SECTION 7.17.

          "SCHEDULE A" shall mean SCHEDULES A-1 and A-2.

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          "SCHEDULE B" shall mean SCHEDULES B-1, B-2 and B-3.

          "SEC" shall mean the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "SELLER" shall have the meaning assigned to it in PARAGRAPH A of the Recitals.

          "SELLER GROUP" shall have the meaning assigned to it in
     SECTION 12.3.

          "SFER SUB" shall have the meaning assigned to it in
     SECTION 15.3.

          "SPLIT POINT" shall have the meaning assigned to it in
     SECTION 12.4(b).

          "SURVIVAL DATE" shall have the meaning assigned to it in
     SECTION 12.1.

          "TAYLORCO" shall mean Taylorco, Inc.

          "TAYLORCO PURCHASE AGREEMENT" shall mean that certain
     Purchase Agreement dated as of August 22, 1988, by and between SFEOP and Taylorco, as amended.

          "THRESHOLD AMOUNT" shall have the meaning assigned to it in
     SECTION 12.4 (b).

          "TITLE DEFECT" shall refer to any matter which would cause the representations of Seller in Section 5.9 not to be true.

      "UNDERWRITERS" shall mean the underwriters named in the Registration Statement.

      "UNDERWRITING AGREEMENT" shall mean the underwriting agreement to be entered into by Morgan Stanley & Co. Incorporated, Donaldson Lufkin & Jenrette Securities Corporation, UBS Securities Inc. and S.G. Warburg and Co. Inc., as representatives of the Underwriters, and Buyer relating to the Offering.

      1.2. REFERENCES. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this

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Agreement", "herein", "hereby", "hereof", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
                  II. AGREEMENT TO SELL AND PURCHASE

       At the Closing and subject to the terms and conditions hereof, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, acquire, accept and pay for, the Properties.

                          III. PURCHASE PRICE

      The total consideration for the Properties (the "PURCHASE PRICE") shall be payable in cash and Bridge Common Stock as follows. The portion of the Purchase Price to be paid by Buyer in cash shall be $15,000,000 (unless otherwise adjusted as provided below). The portion of the Purchase Price to be paid by Buyer in Bridge Common Stock (unless otherwise adjusted as provided below) shall be that number of shares of Bridge Common Stock (the "Initial Shares") which, immediately upon the consummation of the Offering and the Closing hereunder, shall equal 10% of all issued and outstanding shares of Bridge Common Stock excluding any shares of Bridge Common Stock issued under the Bridge Oil & Gas, Inc. 1993 Stock Option Plan in such amount and as described in the Initial Registration Statement; provided, that if the product of the Initial Shares and the Offering Price (the "Initial Stock Value") is less than $36,000,000, then Buyer shall, at its option, either (a) increase the portion of the Purchase Price to be paid in cash by an amount equal to the difference between $36,000,000 and the Initial Stock Value, (b) increase the number of shares of Bridge Common Stock to be tendered by an amount such that the product of the total shares of Bridge Common Stock so tendered and the Offering Price equals $36,000,000 or (c) increase the portion of the Purchase Price to be paid in cash and increase the number of shares of Bridge Common Stock to be tendered such that the sum of (i) the additional cash referred to above in this clause (c), plus (ii) the product of the additional shares of Bridge Common Stock referred to above in this clause (c) and the Offering Price, plus (iii) the Initial Stock Value equals $36,000,000; provided further, that if Buyer makes a determination not to consummate the Offering in accordance with the provisions of Section 7.6, the number of shares of Bridge Common Stock shall be reduced to zero and the portion of the Purchase Price to be paid in cash shall be increased to $51,000,000 (unless otherwise adjusted as provided below); and, provided further, that if Buyer consummates the Offering and (A) the aggregate proceeds realized therefrom is an amount less than $75,000,000 (prior to underwriting discounts and payment of expenses attributable to the Offering) or (B) the proceeds received by Buyer from the sale of Bridge Common Stock, after deducting therefrom all amounts paid or,

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at the Closing Date, anticipated to be paid to Parent out of such proceeds is less than $25,000,000 (prior to underwriting discounts and payment of expenses attributable to the Offering), then, at Seller's option, the number of shares of Bridge Common Stock shall be reduced to zero and the portion of the Purchase Price to be paid in cash shall be increased to $51,000,000 (unless otherwise adjusted as provided below). Buyer shall also be required to tender to Seller additional shares of Bridge Common Stock under the circumstances described in
SECTION 7.21. The portion of the Purchase Price to be paid in cash shall be subject to adjustment as provided in this ARTICLE III, in SECTIONS 7.1 and 7.12 and in ARTICLES VIII and XIV.

                            IV. THE CLOSING

       4.1. CLOSING. The Closing of the transactions contemplated hereunder (the "CLOSING") shall take place in the offices of SFER, at 10:00 a.m. local time, or at such other place or time as the parties may agree in writing, (a) if the Offering is consummated, on the Offering Closing Date or (b) if the Offering is not consummated, on the date which is 10 days after the date on which Seller receives the Offering Termination Notice from Buyer (or, if such date on which the Closing would otherwise occur under this CLAUSE (b) is not a business day in the State of Texas, on the first business day in the State of Texas immediately thereafter). The date on which the Closing is required to take place is herein referred to as the "CLOSING DATE."

       4.2. SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller shall deliver to Buyer the following:

          (a) a duly executed Conveyance, substantially in the form of
     EXHIBIT 4.2(a) in all material respects, effective as of the Effective Date;

          (b) letters in lieu of transfer order (or similar documentation), in form acceptable to both parties;

          (c) the certificate of Seller referred to in SECTION 10.3;

          (d) the legal opinion referred to in SECTION 10.4; and

          (e) evidence of Seller's compliance with the HSR Act.

       4.3. BUYER'S CLOSING OBLIGATIONS. At the Closing, Buyer shall deliver to Seller the following:

          (a) the Cash Portion of the Purchase Price by wire transfer of immediately available funds to a bank account or bank accounts designated by Seller;

          (b) a certificate or certificates representing the Consideration Shares registered in the name of Seller;

          (c) the certificate of Buyer referred to in SECTION 9.3;

          (d) the legal opinions referred to in SECTION 9.4; and

          (e) evidence of Buyer's compliance with the HSR Act.



              V. REPRESENTATIONS AND WARRANTIES OF SELLER

       SFER and SFEOP, jointly and severally, hereby represent and warrant to Buyer that:

       5.1. ORGANIZATION. SFER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and SFEOP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own, lease, and operate the Properties and to carry on its business as now being conducted.

       5.2. QUALIFICATION. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the Properties are located to the extent such qualification or licensing is required.

       5.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate (in the case of SFER) or partnership (in the case of SFEOP) action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally.

       5.4. NONCONTRAVENTION. The execution, delivery, and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of its Certificate of Incorporation or Bylaws (in the case of SFER) or its partnership agreement and other governing documents

(in the case of SFEOP), (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Properties may be bound, (c) result in the creation or imposition of any lien, charge, pledge, mortgage, security interest, easement or other encumbrances of every type or description, whether imposed by law, agreement or otherwise, upon any of the Properties, or
(d) assuming compliance with the matters referred to in SECTION 5.5, violate any Applicable Law binding upon Seller or any of the Properties.

       5.5. GOVERNMENTAL CONSENTS. No consent, authorization or approval of any Governmental Entity is required for the execution and delivery by Seller of this Agreement or the transfer to Buyer in accordance with this Agreement of the Properties except (a) for the requirements of the HSR Act and (b) for filings which constitute a Permitted Encumbrance in accordance with PARAGRAPH (g) of the definition thereof.

       5.6. LEGAL PROCEEDINGS. Except as otherwise set forth in
SCHEDULE 5.6, there are no Proceedings pending or, to Seller's knowledge, overtly threatened against or involving Seller which might result in the impairment or loss of title to any of the Oil and Gas Properties or the value thereof or impede the operation of any of the Oil and Gas Properties or that, if adversely determined, would delay or prevent the consummation of the transactions contemplated hereby.

       5.7. COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 5.7, Seller is not in violation of or in default under any Applicable Law relating to the ownership or operation of the Oil and Gas Properties, and no claim is pending or, to Seller's knowledge, overtly threatened with respect to any such matters which if determined adversely to Seller would have such effect (provided, that with respect to Non-Operated Properties, the foregoing representation is limited to Seller's knowledge). Without limitation of the foregoing, and except as provided in SCHEDULE 5.7, all of the wells comprising a part of the Oil and Gas Properties have been drilled and completed in accordance with Applicable Law, and no well comprising a part of the Oil and Gas Properties is or was subject to any penalty on production allowables because of overproduction or any other violation of Applicable Law which would now or hereafter prevent such well from being entitled to its full legal and regular allowable production as prescribed by any Governmental Entity (provided, that with respect to Non-Operated Properties, the foregoing representation and warranty is limited to Seller's knowledge).

       5.8. COMMITMENTS. Except as provided in the Applicable Contracts listed in the Santa Fe Separate Disclosure Schedule, the oil, gas or mineral leases or other interests constituting the Oil and Gas Properties listed on SCHEDULE A and the Applicable Contracts relating thereto, under circumstances as they exist and will exist as of the Closing Date (a) contain no provisions that require the drilling of additional wells or other material development operations in order to earn or continue to hold all or a portion of such Oil and Gas Properties and (b) contain no provisions that require the commitment or investment of funds (other than routine expenses incurred in the normal operation of existing wells on such Oil and Gas Properties), which provisions described in CLAUSES (a) and (b) cannot be avoided by no more than the release of all or part of such Oil and Gas Properties.

       5.9. TITLE TO OIL AND GAS PROPERTIES. Seller has good and defensible title to the Oil and Gas Properties, free and clear of all mortgages, liens, security interests, encumbrances and other burden except for the Permitted Encumbrances. With respect to each Oil and Gas Property listed on SCHEDULE A, the ownership of Seller in such Oil and Gas Property (a) entitles Seller to receive not less than the net revenue interest of Seller set forth in SCHEDULE A of the oil and gas produced, saved and marketed from or attributable to such Oil and Gas Property and (b) obligates Seller to bear the costs and expenses relating to maintenance, development, production and operation in an amount not greater than the working interest of Seller for such Oil and Gas Property set forth in SCHEDULE A (without a corresponding increase in the net revenue interest). With respect to each Oil and Gas Property listed on SCHEDULE B, Seller has the right to explore for, and produce and market, oil and gas attributable to the number of net acres for such Oil and Gas Property stated on SCHEDULE B. All preferential rights of purchase that exist with respect to the transfer by Seller to Buyer of the Oil and Gas Properties will be as set forth in the Santa Fe Separate Disclosure Schedule and will have been exercised or waived prior to the Closing. All consents of third parties that exist with respect to the transfer by Seller to Buyer of the Oil and Gas Properties (exclusive of those described in SECTION 5.5) will be as set forth in the Santa Fe Separate Disclosure Schedule and will have been obtained prior to the Closing. All of the wells comprising a part of the Oil and Gas Properties have been drilled and completed within the boundaries of the applicable leases or within limits otherwise permitted by a valid and enforceable pooling, unit or other agreement or contract.

       5.10. COMPLIANCE WITH AGREEMENTS. The Santa Fe Separate Disclosure Schedule will contain a complete and accurate list of all Applicable Contracts in effect on the date of this Agreement, and Seller is not in default with regard to any agreement listed therein (except as to any such matters that may or would result in a Title Defect); provided, however, that with respect to the Non-Operated Properties, the representations and warranties in this SECTION 5.10 are made solely to the knowledge of Seller. Except as set forth in the Santa Fe Separate Disclosure Schedule, Seller has not been notified or advised in writing by any other party to an Applicable Contract of such party's intention or desire to terminate or modify in any material respect such Applicable Contract (exclusive, however, of any such termination or modification permitted in SECTION 7.1).

       5.11. TAKE OR PAY ARRANGEMENTS. Seller is not obligated by virtue of a prepayment arrangement, "take or pay" arrangement, production payment, or other instrument to deliver or suffer the delivery of oil, gas and other minerals produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price which would otherwise be received, except as described in the Applicable Contracts listed in the Santa Fe Separate Disclosure Schedule.

       5.12. RECEIPTS AND PAYMENTS. Except for those matters identified on SCHEDULE 5.12, Seller is currently receiving for each well listed on SCHEDULE A-l (other than a well identified as a "composite well" on SCHEDULE A-1) payment for at least the net revenue interest set forth in SCHEDULE A-1 for such well without (a) any delay such that payment is not received within 90 days as to wells operated by Seller and six months as to wells not operated by Seller after the end of the month in which production occurs; (b) suspense; or (c) any indemnity other than indemnities customarily given in connection with division orders or sales or other applicable contracts. Except as shown on SCHEDULE 5.12, Seller is not currently paying more than the percentage of operating and other costs for each well listed on SCHEDULE A-1 (other than a well identified as a "composite well" on SCHEDULE A-l) than the working interest set forth in SCHEDULE A-l for such well and Seller is current for all costs and expenses pertaining thereto for which it has been billed.

       5.13. PAYMENT OF EXPENSES. All expenses, (including, without limitation, all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Properties, and all severance, production, ad valorem and other similar taxes) and liabilities relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid on a timely basis (provided, however, with respect to Non-Operated Properties, the representations and warranties in this SECTION 5.13 are made solely to the knowledge of Seller).

       5.14. SALES OF PRODUCTION. There exist no agreements or arrangements for the sale of production from the Oil and Gas Properties (including, without limitation, calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) as contained in the agreements or other documents identified in the Santa Fe Separate Disclosure Schedule and
(b) agreements or arrangements which are cancelable on 60 days' notice or less without penalty or detriment (provided, that with respect to Non-Operated Properties, the foregoing representation and warranty is limited to Seller's knowledge).

       5.15. AREA OF MUTUAL INTEREST AND OTHER AGREEMENTS. Except for those agreements or tax partnerships listed in the Santa Fe Separate Disclosure Schedule or otherwise referred to in the agreements or other documents identified in the Santa Fe Separate Disclosure
Schedule, no Oil and Gas Property is subject to (a) any area of mutual interest agreements, (b) any farm-out agreement under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Date, or (c) any tax partnership.
             5.16. CERTAIN FILINGS. With respect to Oil and Gas Properties of which Seller is operator: (a) Seller has filed or caused to be filed with applicable Federal agencies applications required to be filed for well category determinations under the Natural Gas Policy
Act of 1978 (the "NGPA") and rules and regulations of the Federal
Energy Regulatory Commission under the NGPA (the "NGPA Regulations") relating to the Oil and Gas Properties; (b) each such application has been approved, withdrawn by Seller, or is pending approval by the appropriate state and Federal agency; (c) all of such applications to the extent filed and not amended or withdrawn are in compliance in all material respects with the requirements of the NGPA and the NGPA Regulations; and (d) no further applications are required under the NGPA or the NGPA Regulations to allow the legal sale of all gas produced from the Oil and Gas Properties at a price equal to the price for such gas currently being received.

       5.17. ERISA. Seller and its Related Companies (as defined below) have paid and discharged when due all liabilities under ERISA which if unpaid would result in the imposition of a lien against the Properties. The term "Related Companies" means all corporations, trades, or businesses during any period that they are, along with the Seller, members of a controlled group of corporations or a controlled group of trades or businesses (as described in Section 414(b) and (c), respectively, of the Code).

       5.18. TAXES. Seller and its affiliates have paid and discharged when due all taxes due and owing by them which if unpaid would result in a lien against the Properties. None of the Properties is subject to any lease, safe harbor lease or other arrangement pursuant to which Buyer will be treated after the Closing Date as the owner for Federal income tax purposes.

       5.19. UNDEVELOPED ACREAGE. With respect to the Properties described in SCHEDULE B and except as otherwise contemplated in the Exploration Agreement, Seller has not created any royalty interest, overriding royalty interest or similar burdens in favor of Seller or any affiliate of Seller.

       5.20. FIRPTA DISCLAIMER. Seller is not a foreign person or foreign corporation under the Deficit Reduction Act of 1984, 26 U.S.C.
Section 1445, ET SEQ. and none of the Purchase Price needs to be withheld pursuant to such statute or the regulations promulgated thereunder.

       5.21. IMBALANCES. To Seller's knowledge, the information relating to Imbalances stated in SCHEDULE 5.21 is true and correct as of the date reflected in such Schedule.

       5.22. ENVIRONMENTAL MATTERS. Except as described in SCHEDULE 5.22, Seller has complied with all applicable Environmental Laws relating to the ownership and operation of the Oil and Gas Properties. Except as described in SCHEDULE 5.22, there are no pending or, to Seller's knowledge, overtly threatened, actions, suits, written notices or Proceedings by any Governmental Entity or third party relating to any violation or alleged violation by Seller of any applicable Environmental Laws with respect to the Oil and Gas Properties. Seller has obtained or filed all environmental notices, permits or similar authorizations required to be obtained or filed in connection with the ownership or operation of the Oil and Gas Properties. Except as described in SCHEDULE 5.22, no condition exists on or with respect to any of the Oil and Gas Properties which would subject Seller, Buyer or any of the Oil and Gas Properties to any remedial obligations under any applicable Environmental Laws. Buyer hereby acknowledges that this SECTION 5.22 is the exclusive representation and warranty made by Seller in this Agreement with respect to applicable Environmental Laws and no other representation and warranty in this Agreement shall be deemed to cover such matters.

       5.23. REGISTRATION STATEMENT. None of the information supplied by Seller in writing specifically for use in the Registration Statement, at the time it becomes effective, will contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statement therein not false or misleading.

       5.24. TAYLORCO TRANSACTION. "Payout" (as defined in the
Taylorco Purchase Agreement) has occurred under the terms of the Taylorco Purchase Agreement.

       5.25. NO REPRESENTATION OR WARRANTY. Notwithstanding anything to the contrary in this Agreement (including this ARTICLE V), Seller makes no representation or warranty with respect to, and Buyer assumes the risk of and shall satisfy itself with respect to, the physical condition of the equipment, personal property and other fixtures included in the Properties. THE EQUIPMENT, PERSONAL PROPERTY AND OTHER FIXTURES INCLUDED IN THE PROPERTIES IS SOLD "AS IS, WHERE IS" AND SELLER MAKES NO WARRANTY, WHETHER EXPRESS OR IMPLIED, IN FACT OR IN LAW, OF MERCHANTABILITY, FITNESS FOR ANY PURPOSE, STATE OF REPAIR, CONDITION OR SAFETY OF THE EQUIPMENT, PERSONAL PROPERTY AND OTHER FIXTURES INCLUDED IN THE PROPERTIES. Seller also makes no representation or warranty with respect to the quality, quantity or volume of the Hydrocarbons in and under the Oil and Gas Properties.


            VI. REPRESENTATION AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller that:

       6.1. ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

       6.2. QUALIFICATION. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing.

       6.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally.
       6.4. NONCONTRAVENTION. The execution, delivery, and performance by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) result in the creation or imposition of any lien, charge, pledge, mortgage, security interest, easement or other encumbrance of every type or description, whether imposed by law, agreement or otherwise, upon the properties of Buyer, other than the Properties, or (d) assuming compliance with the matters referred to in SECTION 6.5, violate any Applicable Law binding upon Buyer.

       6.5. GOVERNMENTAL APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with its execution, delivery, or performance of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any applicable requirements of the Securities Act; (c) compliance with any applicable state securities laws; and (d) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

       6.6. CAPITALIZATION. All issued and outstanding shares of capital stock of Buyer have been validly issued and are fully paid and nonassessable, and no shares of capital stock of Buyer are subject to, nor have any been issued in violation of, preemptive or similar rights. Except for the obligations of Buyer pursuant to this Agreement and except as otherwise disclosed in the Initial Registration Statement, there are outstanding (a) no options or other rights to acquire from Buyer, and no obligation of Buyer to issue or sell, any shares of capital stock or other voting securities of Buyer or any securities of Buyer convertible into or exchangeable for such capital stock or voting securities, and (b) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Buyer. There are no outstanding obligations of Buyer to repurchase, redeem, or otherwise acquire any shares of its capital stock.

       6.7. CONSIDERATION SHARES. The Consideration Shares have been duly authorized for issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Consideration Shares under this Agreement is not subject to any preemptive or similar rights.

       6.8. REGISTRATION STATEMENT. The Registration Statement initially filed with the SEC (the "INITIAL REGISTRATION STATEMENT") shall conform in all material respects to the draft of such document attached hereto as EXHIBIT 6.8. The Initial Registration Statement shall comply with the form, disclosure and other requirements of the Securities Act. None of the information included by Buyer in the Initial Registration Statement will contain any statement which, at such time and in light of the circumstances under which it will be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; provided that Buyer assumes no responsibility for, and makes no representation or warranty with respect to, information in the Initial Registration Statement which is provided in writing by Seller for inclusion therein. There will be no material change in any of the information set forth in the form of the Registration Statement on the date declared effective by the SEC and on the Closing Date from that set forth in the Initial Registration Statement. None of the information included by Buyer in the Registration Statement at the time the Registration Statement becomes effective and on the Closing Date, will contain any statement which, at such time and in light of the circumstances under which it will be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; provided that Buyer assumes no responsibility for, and makes no representation or warranty with respect to, information included in the Registration Statement which is provided in writing by Seller specifically for inclusion therein. The Registration Statement shall comply when declared effective by the SEC and on the Closing Date with the form, disclosure and other requirements of the Securities Act.

       6.9. CHARTER AND BYLAWS. Buyer has delivered to Seller accurate and complete copies of the Certificate of Incorporation and Bylaws of Buyer as currently in effect.

      VII. COVENANTS AND AGREEMENTS OF THE PARTIES PRIOR TO,
                     AT AND AFTER THE CLOSING

      7.1. OPERATION OF PROPERTIES PRIOR TO CLOSING. From and after the date of execution of this Agreement and until the Closing, except as otherwise consented to by Buyer in writing, Seller shall:

       (a) continue to operate the Properties in the ordinary course of business (and where Seller is not the operator of a Property, will continue its actions as a non-operator in the ordinary course of business), consistent with its past operating practices;

       (b) maintain in full force and effect primary insurance covering the Properties having the coverages, deductibles, retentions and co-insurance provisions substantially as described in EXHIBIT
7.1(b);

       (c) use its reasonable best efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to the Properties (except for those contracts or other agreements which expire on their own term without action by Seller) and perform all obligations of Seller in or under any such agreement relating to such Properties;

       (d) use its reasonable best efforts to maintain its relationships with suppliers, customers and others having business relations with Seller with respect to the Properties so that they will be preserved for Buyer on and after the Closing Date;

       (e) not enter into any agreement or arrangement granting any preferential right to purchase any of the Properties or requiring the consent of any person to the transfer and assignment of any of the Properties hereunder, except in connection with performance by Seller of any Applicable Contract;

       (f) not enter into any sales or supply contracts relating to the Properties that are not terminable on notice of sixty (60) days or less;
       (g) (i) not sell, farmout, transfer, release, abandon (in each case other than as required by any Applicable Contract or Applicable
Law) or otherwise dispose of any of the Properties, other than the sale of Hydrocarbons in the ordinary course of business or as permitted in SECTIONS 7.12 and 15.3 or (ii) mortgage, pledge or otherwise encumber any of the Properties;

       (h) maintain all equipment included in the Properties in accordance with customary industry operating practices and procedures (to the extent that Seller is the operator with respect to such Properties);

       (i) promptly notify Buyer of the receipt of any notice or claim of default, breach, termination or cancellation (whether by Seller or another party) of any Applicable Contract (provided, however, that with respect to the Non-Operated Properties, such notice shall be delivered to Buyer promptly after Seller has knowledge of such);

       (j) promptly notify Buyer of any destruction of or damage to any of the Oil and Gas Properties which Seller reasonably estimates to be in excess of $20,000 or of any event or condition that would in Seller's reasonable opinion result in any such destruction or damage (provided, however, that with respect to the Non-Operated Properties, such notice shall be delivered to Buyer promptly after Seller has knowledge of such);

       (k) maintain the books, accounts and records of Seller relating to the Oil and Gas Properties in the usual, regular and ordinary manner of Seller on a basis consistent with prior years;

       (l) safeguard, maintain and secure all files and records
(including computer programs and data banks), engineering, geological, seismic and geophysical data, reports and maps and all other data of Seller relating to the Oil and Gas Properties;

       (m) not consent to any individual AFE exceeding $20,000 attributable to the Oil and Gas Properties;

       (n) not make any other decision, including, without limitation, casing point elections, which Seller expects to result in expenditures after the date of this Agreement related to any Oil and Gas Property in an amount greater than $20,000;

       (o) not modify, amend, cancel or terminate any Applicable
Contract affecting any of the Oil and Gas Properties other than a termination arising pursuant to the terms thereof without action by Seller;

       (p) not enter into any joint venture, partnership, mining partnership or business association relating to any of the Oil and Gas Properties, or enter into any unitization, communitization, pooling or operating agreement relating to any of the Oil and Gas Properties other than as required by Applicable Law;

       (q) not decline to participate in or not refuse to consent to an activity or project with respect to any of the Oil and Gas Properties, whether by action or inaction, such that the Seller's net revenue interest in such properties is diminished or reduced, except where such election or refusal is as a result of an election of Buyer not to approve an AFE which requires its consent pursuant to CLAUSE
(m) above or not to grant its consent under PARAGRAPH (n) above (and the failure of Buyer to notify Seller of its consent within five days (or such shorter time as specified by Seller, if the applicable agreements or other exigent circumstances outside of Seller's control so require) following prompt written notice of such AFE from Seller (in the case of PARAGRAPH (m)) or following a prompt written request therefor from Seller (in the case of PARAGRAPH (n)) shall be deemed to constitute its disapproval);

       (r) except as permitted by SECTION 15.3 and as provided with respect to the "Master Gas Purchase Agreement" described below, not enter into any new transaction with any affiliate of Seller affecting the costs and revenues of the Properties after the Effective Date, including an amendment to any existing such agreement with any affiliate of Seller relating to the Properties;

       (s) comply with all Applicable Laws pertaining to the Properties;

       (t) cause all delay rentals, shut-in royalties, minimum royalties, and other royalties or payments that are necessary to maintain in force Seller's rights in and to the Oil and Gas Properties to be timely and properly paid (subject, however, to the limitations described below in this SECTION 7.1); and

       (u) not acquire any additional interests in the Oil and Gas Properties or lands adjoining the Oil and Gas Properties.

Notwithstanding the other provisions of this SECTION 7.1: (i) Seller may take any actions it determines to be reasonably necessary under emergency circumstances and provided Buyer is notified as soon thereafter as possible; and (ii) Seller shall have no liability to Buyer for the incorrect payments under PARAGRAPH (t) above or for any failure to make any such payments, except in those instances in which Seller is contractually obligated to make such payments and such contractual obligations have not been assumed by another party. Any consent requested of Buyer with respect to the matters covered by this
SECTION 7.1 shall not be unreasonably withheld or action with respect thereto unduly delayed. Buyer agrees that Seller is authorized to execute and deliver that certain Master Gas Purchase Agreement by and among SFER, SFEOP and Adobe Gas Pipeline Company, in the form of the agreement attached as an exhibit to that certain Agreement of Merger dated July 28, 1993, by and among SFER, Adobe Gas Pipeline

Company and Hadson Corporation, and (subject to the consummation of the transactions contemplated hereby) Buyer agrees to expressly assume SFER's obligations thereunder to the extent applicable to the Oil and Gas Properties conveyed hereunder.

       In connection with the provisions described in PARAGRAPHS (m),
(n) and (a) above, Seller and Buyer further agree as follows. If an activity or other project is proposed with respect to an Oil and Gas Property for which Seller is required to obtain Buyer's consent pursuant to either PARAGRAPH (m) or PARAGRAPH (n) above, and (x) Buyer declines to give its consent and (y) Seller, at the time of requesting Buyer's consent, notifies Buyer that Seller desires to participate in the proposed activity or other project (and to pay the costs attributable to Seller's interest with respect thereto), then such Oil and Gas Property will be excluded from the transactions contemplated hereby (and will be deemed to be an Excluded Asset) and the Cash Portion of the Purchase Price will be reduced by the amount allocated to such Oil and Gas Property in SCHEDULE A or B. If an activity or other project is proposed with respect to an Oil and Gas Property for which Seller is required to obtain Buyer's prior consent pursuant to either PARAGRAPH (m) or PARAGRAPH (n) above, and (x) Seller, at the time of requesting Buyer's consent, informs Buyer in writing that Seller would not recommend participation in such operation or activity, (y) Seller is nonetheless required to participate in the proposed activity or project pursuant to the provisions of PARAGRAPH
(q) above, and (z) the transactions contemplated by this Agreement are not consummated and this Agreement is terminated pursuant to ARTICLE XI, then, promptly after the point in time when this Agreement is so terminated, Buyer shall purchase from Seller, and Seller shall convey and assign to Buyer (without any warranties, of title or otherwise), such Oil and Gas Property for an amount equal to the amount allocated to such Oil and Gas Property in SCHEDULE A or B. In connection with PARAGRAPH (u) above, Seller and Buyer further agree as follows. If Seller is offered an additional interest in an Oil and Gas Property or lands adjoining any Oil and Gas Property, Seller shall give prompt notice to that effect to Buyer, which notice shall describe in reasonable detail the interest involved, shall set forth the amount of the proposed purchase price and any other obligations and commitments, shall set forth whether Seller desires to acquire such interest for its own account and shall set forth the time by which Buyer must notify Seller as to whether or not Buyer consents to such acquisition. If Buyer declines to grant its consent to the acquisition (or fails to give a timely response) and Seller had indicated that it desired to purchase the interest for its own account, then Seller may so purchase such interest for its own account free and clear of any obligations to Buyer hereunder. If Buyer grants its consent to the acquisition and the transactions contemplated hereby are consummated, then Seller shall convey such interest to Buyer at Closing and Buyer shall reimburse Seller at the Closing for the amount of the purchase price paid by Seller therefor and assume Seller's obligations and commitments therewith. If Buyer grants its consent to the acquisition, Seller had indicated it did not desire to purchase the interest for its own account and the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to ARTICLE XI, then promptly after the point in time when this Agreement is so terminated, Seller shall convey such interest to Buyer (without any warranties of title or otherwise) and Buyer shall reimburse Seller for the amount of the purchase price therefor and assume Seller's obligations and commitments therewith. Notwithstanding the foregoing or anything else herein to the contrary (including specifically PARAGRAPH (u) above, Santa Fe shall be permitted to make an acquisition of additional interests in Oil and Gas Properties and/or the lands adjoining the Oil and Gas Properties and shall have no obligations or duties to Buyer hereunder with respect thereto, provided that such additional interests comprise 20% or less of the total value of the oil and gas properties and other interests to be acquired by Seller in connection with such acquisition.

       7.2. CONDUCT OF BUYER'S BUSINESS PRIOR TO CLOSING. During the period from the date hereof to the Closing, Buyer (a) shall conduct its business and operations in accordance in all material respects with the conduct of its business and operations as described in the Initial Registration Statement and in compliance with all Applicable Laws; (b) shall use its reasonable best efforts to preserve, maintain, and protect its properties; and (c) shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated in this Agreement or as described in the Initial Registration Statement, prior to the Closing, Buyer shall not, without the prior written consent of
Seller:
        (i) amend its charter or bylaws;

       (ii) (A) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (B) amend in any respect any of the terms of any such securities outstanding as of the date hereof; or

       (iii) (A) split, combine, or reclassify any shares of its capital stock; (B) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (C) repurchase, redeem, or otherwise acquire any of its securities; or (D) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Buyer.

       7.3. ACCESS TO INFORMATION. Between the date hereof and the Closing, (a) Seller shall give Buyer and its authorized representatives reasonable access to the offices, properties, records, marketing agreements, files, seismic data, engineering reports and evaluations, books of account, computer records and all other information of Seller pertaining to the Properties, including all land material, for the investigation of the Properties, the status thereof and the title thereto, through Buyer's employees, attorneys, independent public accountants or outside consultants and (b) Buyer shall give Seller and its authorized representatives reasonable access to the offices, properties, records, marketing arrangements, files, etc. of Buyer; provided, however, that such investigations shall be conducted during normal business hours and in a manner that does not unreasonably interfere with Seller's or Buyer's, as the case may be, normal operations and employee relationships. Each party shall cause its personnel to assist the other party in making such investigation and transferring the Properties, and the operations thereof, and shall cause its counsel, accountants, employees and other representatives to be reasonably available to the other party for such purposes. During such investigation, each party shall have the right to make copies of such records, files and other materials of the other party as such party may deem advisable.

       7.4. CONFIDENTIALITY. The confidentiality agreements (a) dated October 8, 1993, between Seller and Buyer and (b) dated October 1, 1993, between Seller and Parent, as each are modified by that certain letter dated October 8, 1993, among Seller, Buyer and Parent, shall remain in full force and effect.

       7.5. HSR ACT NOTIFICATION. To the extent required by the HSR Act, each of the parties hereto shall (a) file or cause to be filed, as promptly as practicable but in no event later than 15 days after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) use its reasonable best efforts to promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act.
       7.6. PUBLIC OFFERING. Buyer agrees that within ten days after the execution and delivery of this Agreement, Buyer shall file a registration statement (such registration statement, plus all incorporated documents, exhibits and financial statements, and any amendments thereto, being called the "REGISTRATION STATEMENT") with the SEC in contemplation of a public offering of not less than $75,000,000 of Bridge Common Stock. Buyer will use its best efforts to cause the Registration Statement to become effective and to sell the registered shares in the above contemplated public offering not later than March 31, 1994, to realize aggregate proceeds therefrom in an amount not less than $75,000,000 (prior to underwriting discounts and payment of expenses attributable to the Offering) and to realize proceeds, after deducting therefrom all amounts paid or, at the Closing Date, anticipated to be paid to Parent out of such proceeds, in an amount not less than $25,000,000 (prior to underwriting discounts and payment of expenses attributable to the Offering); provided, that Buyer shall not be required to consummate such offering if it determines in its sole and absolute discretion that the price per share of Bridge Common Stock which would otherwise be received in connection therewith is not an acceptable price per share of Bridge Common Stock or that such offering is otherwise not in the best interests of Buyer or Parent. If Buyer makes a determination not to consummate the above contemplated public offering, it shall as promptly as possible give written notice to that effect to Seller
(such notice being called the "OFFERING TERMINATION NOTICE") which notice shall be given to Seller no later than March 31,1994; provided, that if such offering is not consummated on or before March 31, 1994, and if Seller has not otherwise received an Offering Termination
Notice by March 31, 1994, then Buyer shall be deemed to have given Seller an Offering Termination Notice on March 31,1994. Seller will cooperate with Buyer in the preparation of the Registration Statement and will furnish or make available all information, including financial information, with respect to the Properties which Buyer reasonably requests for inclusion therein in order to comply with Applicable Laws. Buyer will furnish to Seller a copy of the Initial Registration Statement and each amendment or supplement thereto. Buyer shall keep Seller informed from time to time as to the status of the Registration Statement and in any event shall inform Seller (a) upon the effectiveness of the Registration Statement under the Securities Act, (b) upon pricing of the securities under the Registration Statement or (c) upon receipt by Buyer of notice from the SEC of notice of the issuance of a stop order with respect to the Registration Statement. Seller and Buyer agree that a preliminary closing of the transactions contemplated hereby shall be held on or about one business day prior to the date on which the public offering contemplated by the Registration Statement is consummated. At any such preliminary closing, the closing documents under this Agreement shall be presented and examined by Buyer and Seller and all documents deemed satisfactory shall be held in escrow until the Closing.

       7.7. REGISTRATION RIGHTS AGREEMENT. Seller and Buyer shall enter into a "REGISTRATION RIGHTS AGREEMENT" (as herein called) at (and subject to the occurrence of) the Closing in substantially the form of such agreement as set forth as EXHIBIT 7.7 (provided, that at the Closing Seller acquires Bridge Common Stock as provided in ARTICLE III).

       7.8. INVESTMENT AGREEMENT. Seller, Buyer and Parent shall enter into an "Investment Agreement" (as herein called) at (and subject to the occurrence of) the Closing in substantially the form of such agreement as set forth as EXHIBIT 7.8 (provided, that at the Closing Seller acquires Bridge Common Stock as provided in ARTICLE III).
       7.9. EXPLORATION AGREEMENT. SFEOP and Buyer shall enter into an "Exploration Agreement" (as herein called) at (and subject to the occurrence of) the Closing in substantially the form of such agreement as set forth as EXHIBIT 7.9.

       7.10. NOTICE OF LITIGATION. Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (b) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller and which affects this Agreement or the transactions contemplated hereby.

       7.11. NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in ARTICLE V to be untrue or inaccurate at or prior to the Closing and (b) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder. Buyer shall give prompt notice to Seller of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in ARTICLE VI to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder. The delivery of any notice pursuant to this Section shall not be deemed to
(A) modify the representations or warranties hereunder of the party delivering such notice, (B) modify the conditions set forth in ARTICLES IX and X, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       7.12. PREFERENTIAL RIGHT TO PURCHASE. Seller shall request, from the appropriate parties (and in accordance with the documents creating such rights or requirements), waivers of the preferential rights to purchase, or requirements that consent to assignments be obtained, which exist with respect to the transfer by Seller to Buyer of any of the Oil and Gas Properties. Seller shall have no obligation hereunder other than to so request such waivers (I.E., Seller shall have no obligation to assure that such waivers are obtained), and if any such waiver is not obtained, Buyer may treat such failure to obtain such waiver as a matter which constitutes a Title Defect; provided, however, that if the third party holding a preferential right to purchase exercises such right and completes the purchase of the subject Oil and Gas Property prior to the Closing, such Oil and Gas Property shall be excluded from the transactions contemplated hereby (and shall be deemed to be an Excluded Asset) and the Cash Portion of the Purchase Price shall be reduced by the amount allocated to such Oil and Gas Property on SCHEDULE A or B; provided, further, that if a third party holding a right to consent to an assignment of an Oil and Gas Property listed in SCHEDULE A or B, which consent was not obtained prior to Closing and was not treated as a Title Defect, notifies Buyer or Seller after the Closing but prior to the second anniversary date of the Closing Date that such third party objects to the transfer of such Oil and Gas Property to Buyer, Buyer and Seller shall take either of the following actions, as mutually determined:
(a) title to such Oil and Gas Property shall be reassigned to Seller as of the Effective Date, Seller shall pay to Buyer an amount equal to the amount allocated to such Oil and Gas Property on

SCHEDULE A or B, and Buyer shall account to Seller for all revenues and costs attributable to such Oil and Gas Property from and after the Effective Date until the date of reassignment and tender to Seller the amount of net income attributable to such Oil and Gas Property from the Effective Date to the date of reassignment; or (b) title to such Oil and Gas Property shall be reassigned to Seller, and Buyer and Seller shall enter into a written arrangement on terms mutually acceptable to the both of them the purpose of which will be to provide Buyer the same economic benefits from such Oil and Gas Property as if title to such Oil and Gas Property were still held by it.

       7.13. PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its reasonable best efforts to (a) agree upon the text of a joint public announcement or statement to be made by both or such parties or (b) obtain approval of the other party hereto to the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this Section shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transactions contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by Applicable Laws or necessary to comply with the disclosure requirements of any stock exchange having jurisdiction over the disclosing party.

       7.14. FILING AND RECORDING OF ASSIGNMENTS, ETC. Buyer shall be solely responsible for all filings and recording of assignments and other documents related to the Properties and for all fees connected therewith, and Buyer shall furnish Seller with pertinent recording data. Seller shall not be responsible for any loss to Buyer because of Buyer's failure to file or record documents correctly or promptly. Bearer shall promptly file all appropriate forms, declarations or bonds with federal and state agencies relative to its assumption of operations and Seller shall cooperate with Buyer in connection with such filings.

       7.15. ACCESS TO RECORDS AFTER CLOSING. Buyer agrees to maintain the files and records of Seller that are acquired pursuant to this Agreement until the fourth anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have records available with respect to open years for tax audit purposes), or, if any of such records pertain to any claim or dispute pending on the fourth anniversary of the Closing Date, Buyer shall maintain any of such records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such files and records for the purposes of (a) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (b) complying with any law, rule or regulation affecting Seller's interest in the Properties prior to the Closing Date, (c) preparing any audit of the books and records of any third party relating to Seller's interest in the Properties prior to the Closing Date or responding to any audit prepared by such third parties, (d) preparing tax returns, (e) responding to or disputing any tax audit or (f) asserting, defending or otherwise dealing with any claim or dispute under this Agreement. In no event shall Buyer destroy any such files and records without giving Seller sixty (60) days advance written notice thereof and the opportunity, at Seller's expense, to obtain such files and records prior to their destruction.
       7.16. TRANSFER OF GEOSCIENCE DATA. The parties hereto acknowledge and agree that Seller shall be required to transfer the Geoscience Data to the extent that if, in Seller's reasonable opinion at the Closing, it can do so without incurring liability by violating the terms of a third-party agreement; provided, however, that in those instances in which Seller can avoid such liability by obtaining the consent of a third party, it will use its reasonable efforts (without any obligation to pay additional fees or incur any significant or undue cost or expense) to do so; provided, further, that to the extent that a transfer of such data is prohibited, but the review by Buyer of such data is not, then Seller shall (without obligation to pay additional fees or incur any substantial or undue cost or expense) maintain such data which shall be maintained in Houston, Texas, as long as Seller or any affiliate of Seller maintains an office in Houston, Texas, and thereafter at Seller's principal place of business for five years following the Closing and Buyer shall have the continuing right to review such data.

       7.17. SANTA FE SEPARATE DISCLOSURE SCHEDULE. As promptly as reasonably practicable and in any event no later than December 20, 1993, Seller shall deliver to Buyer a schedule or schedules setting forth: (a) a list of all Applicable Contracts in effect on the Effective Date and all Applicable Contracts in effect on the date of this Agreement; (b) a list of all preferential rights of purchase that exist with respect to the transfer by Seller to Buyer of the Oil and Gas Properties; and (c) a list of all consents of third parties that exist with respect to the transfer by Seller to Buyer of the Oil and Gas Properties. Such schedule or schedules shall be herein called the "SANTA FE SEPARATE DISCLOSURE SCHEDULE."

       7.18. SALES AND OTHER TAXES. Buyer shall bear and timely pay
(a) upon receipt of the invoice of Seller thereof, all state or local government sales taxes incident to the transfer of the Properties to Buyer, (b) all documentary, transfer and other similar state and local government taxes incident to the transfer of the Properties to Buyer and (c) all costs or fees required to obtain consents to assign any Federal or state leases included in the Properties.

       7.19. FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

       7.20. BROKERS. Seller agrees to indemnify and hold harmless Buyer (without regard to the limitations set forth in ARTICLE XII) from and against any and all losses, claims, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Buyer may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller. Buyer agrees to indemnify and hold harmless (without regard to the limitations set forth in ARTICLE XII) Seller from and against any and all losses, claims, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer.

       7.21. OVER-ALLOTMENT OPTION AFTER CLOSING. If the Underwriters exercise the over-allotment option granted to them by Buyer under the Underwriting Agreement and the number of shares of Bridge Common Stock has not been reduced to zero pursuant to ARTICLE III, Buyer shall, within 15 days after the exercise of such option, deliver to Seller a certificate or certificates representing shares (the "ADDITIONAL SHARES") of Bridge Common Stock in an amount such that the sum of (a) the shares of Bridge Common Stock tendered to Seller pursuant to
ARTICLE III plus (b) the Additional Shares, shall equal 10% of all issued and outstanding shares of Bridge Common Stock excluding any shares of Bridge Common Stock issued under the Bridge Oil & Gas Inc. 1993 Stock Option Plan in the amount and as described in the Initial Registration Statement (but taking into account the exercise by the Underwriters of such over-allotment option). In consideration therefor and simultaneously therewith, Seller shall, in the event and to the extent that the Initial Stock Value is less than $36,000,000, deliver to Buyer cash in an amount equal to the number of Additional Shares multiplied by the Offering Price.

       7.22. AGREEMENT TO CONVEY. Except for any interest in any well, which interest is burdened by the net profits interest conveyed to the Royalty Trust, or except for any well located in any of the counties listed in SCHEDULE 7.22, Seller agrees that to the extent not otherwise conveyed to Buyer at the Closing, Seller will convey and assign to Buyer any interest which Seller owns as of as of the date hereof (exclusive of any interest disposed of by Seller in accordance with SECTION 7.1) in any well that, under Applicable Law, is located within one legal location of, and in the same reservoir as, any well or unit listed on SCHEDULE A-1 or any proposed unit for an undrilled well listed on SCHEDULE A-1.

       7.23. BRITT RANCH IMBALANCE. Upon the consummation of the transactions contemplated hereby, Buyer shall succeed to the position of Seller with respect to the Imbalances. As a result of such succession, Buyer shall (a) be entitled to receive any and all benefits, including payments of proceeds of production in excess of amounts which it would otherwise be entitled to produce and receive by virtue of ownership of the Oil and Gas Properties, which Seller would have been entitled to receive by virtue of such positions and (b) shall be obligated to suffer any detriments (whether the same be in the form of obligations to deliver production which would have otherwise been attributable to its ownership of the Oil and Gas
Properties without receiving full payment therefor, or be in the form of the obligation to make payment in cash) which Seller would have been obligated to suffer by virtue of such positions. Notwithstanding the foregoing or anything else herein to the contrary, Buyer and Seller agree that Buyer shall pay to Seller, and Seller shall be entitled to receive from Buyer, 75% of all amounts that Buyer or its assigns hereafter receives that is attributable to the "under-produced" position of Seller with respect to the Oil and Gas Property identified on SCHEDULE 5.21 as (and herein called) "Britt Ranch." Buyer agrees that from and after the Closing it will use and will cause its assigns to use its reasonable best efforts to collect all amounts due and owing it attributable to the above-described underproduction and to otherwise enforce all rights and privileges under the applicable gas balancing provisions governing
Britt Ranch. Payment of amounts due and owing Seller under this
SECTION 7.23 shall be made by Buyer promptly after receipt of the underlying funds in which Seller is accorded the above described rights. All payments to Seller under this Section shall be accompanied by a schedule prepared by Buyer that sets forth a reasonably detailed description of the facts and circumstances giving rise to such payment and the manner in which the amount paid to Seller was calculated.
Buyer agrees to provide Seller and its representatives with reasonable access during Buyer's normal business hours to Buyer's books and records maintained in connection with the Imbalance on Britt Ranch and to such other information in Buyer's possession as Seller may reasonably request with respect thereto.
       7.24. WYOMING AD VALOREM TAX. Seller and Buyer specifically agree that all ad valorem taxes in respect of the Properties imposed by the State of Wyoming that are due and payable in calendar year 1994 and thereafter, shall be the sole responsibility of Buyer (and Seller shall have no liability with respect thereto) and shall not be included in the adjustments to the Purchase Price under ARTICLE XIV.

       7.25. PURCHASE OF TAYLORCO NPI. If, prior to the transfer hereunder by Seller to Buyer of an Oil and Gas Property that is burdened with a net profits interest in favor of Taylorco pursuant to the Taylorco Purchase Agreement, Taylorco elects to sell such net profits interest to Seller pursuant to Section 4.8(b) of the Taylorco Purchase Agreement at a price satisfactory to Buyer, Buyer shall reimburse Seller at Closing for the amount paid by Seller to Taylorco.

       7.26. FURTHER ASSURANCES. After the Closing each of the parties will execute, acknowledge and deliver to the other such further instruments, and take such other action, as may be reasonably requested in order to more effectively assure to said party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered or inuring to the benefit of such party in consummation of the transactions contemplated hereby.

    VIII. TITLE DEFECTS AND RELATED PURCHASE PRICE ADJUSTMENTS

       8.1. NOTICE OF TITLE DEFECTS. Buyer shall, by no later than December 27, 1993, give Seller written notice of any claimed Title Defect, which notice shall set forth (a) a brief description of the matter constituting the claimed Title Defect; (b) supporting documents reasonably necessary for Seller to verify the claimed Title Defect;
(c) the identity of the Oil and Gas Property that is affected by the claimed Title Defect; and (d) any claimed Purchase Price reduction attributable to the claimed Title Defect. Buyer shall be deemed to have waived all Title Defects of which Seller has not been given such notice by such date. Seller shall have the right, but not the obligation, to attempt to cure any claimed Title Defect within 20 days after Seller receives Buyer's notice of Title Defect. Buyer shall be obligated to notify Seller in writing of Buyer's acceptance or rejection of the result obtained by Seller in its efforts to cure any claimed Title Defects not more than five days after Seller notifies Buyer in writing of such result. If Seller disagrees that a Title Defect exists or is uncured or disagrees with the amount of the related Purchase Price reduction claimed by Buyer in any notice given in accordance with this SUBSECTION (A), then Buyer and Seller shall promptly meet and negotiate in good faith in an attempt to resolve the disagreement. If Buyer and Seller are unable to resolve their disagreement and if the item is not waived by Buyer as a Title Defect prior to Closing, then, for purposes hereof, the item which is the subject of disagreement shall be deemed to be a Title Defect.

       8.2. PURCHASE PRICE REDUCTIONS FOR TITLE DEFECTS. With respect to any uncured Title Defect determined to exist pursuant to SECTION
8.1 and not waived by Buyer prior to the Closing, the amount allocated to any Title Defect shall be determined as follows:

          (a) If the Title Defect results in a complete failure of Seller's title to any Oil and Gas Property listed on SCHEDULE A-1, the amount allocated to that Title Defect shall equal the dollar amount allocated to that Oil and Gas Property as set forth in SCHEDULE A-1 attached hereto.

          (b) If the Title Defect does not result in a complete failure of Seller's title to any Oil and Gas Property listed on SCHEDULE A-1 but results in a decrease in the net revenue interest for that Oil and Gas Property from that shown in SCHEDULE A-1, then the amount allocated to that Title Defect shall be equal to the product of the dollar amount allocated to that Oil and Gas Property as set forth in SCHEDULE A-1 multiplied by a fraction the numerator of which is the difference between
     (A) the net revenue interest for that Oil and Gas Property set forth in SCHEDULE A-1 and (B) the actual net revenue interest of Seller in that Oil and Gas Property, and the denominator of which is the net revenue interest for that Oil and Gas Property set forth in SCHEDULE A-1.

          (c) If the Title Defect does not result in a complete failure of Seller's title to any Oil and Gas Property listed on SCHEDULE A-1 that is not a "composite property" (as reflected in such Schedule) but results in an increase in the working interest for that Oil and Gas Property from that shown in SCHEDULE A-1, then the amount allocated to such Title Defect shall be an amount equal to the present value as of the Effective Date (discounted at 10% compounded annually) of the future costs and expenses related to the maintenance, development and operation of such Oil and Gas Property which are forecasted in the Reserve Report, multiplied by the amount (expressed in terms of a percentage) that the increase in working interest in such Oil and Gas Property exceeds any corresponding increase in net revenue interest in such Oil and Gas Property from that shown in SCHEDULE A-1.

          (d) If the Title Defect results in a complete failure of Seller's title to any Oil and Gas Property listed on SCHEDULE B, then the amount allocated to such Title Defect shall be an amount equal to the product of the dollar amount per acre set forth in SCHEDULE B for that Oil and Gas Property multiplied by the number of net acres set forth in SCHEDULE B for that Oil and Gas Property.

          (e) If the Title Defect does not result in a complete failure of Seller's title to any Oil and Gas Property listed on SCHEDULE B but results in a reduction in the number of net acres for that Oil and Gas Property from that shown in SCHEDULE B, then the amount allocated to such Title Defect shall be an amount equal to the product of the dollar amount per acre set forth in SCHEDULE B for that Oil and Gas Property multiplied by the difference between (A) the number of net acres set forth in SCHEDULE B for that Oil and Gas Property and (B) the actual number of net acres of Seller in that Oil and Gas Property.

The sum of the amounts allocated to the Title Defects described above shall be herein called the "PURCHASE PRICE REDUCTIONS." If a Title Defect that is not waived by Buyer prior to Closing results in a complete failure of Seller's title to an Oil and Gas Property, such Oil and Gas Property shall be excluded from the transactions contemplated hereby. If a Title Defect that is not waived by Buyer prior to Closing does not result in a complete failure of Seller's title to an Oil and Gas Property, that portion of such Oil and Gas Property that is affected by the Title Defect shall be excluded from the transactions contemplated hereby to the extent practicable.

       8.3. PURCHASE PRICE INCREASES. Seller shall, by no later than December 27, 1993, give Buyer written notice of any matters of the type described in SUBSECTIONS (A) through (C) below, which Seller believes should result in an increase in the Purchase Price. Such notice shall set forth: (a) a brief description of the matter giving rise to the claimed increase in the Purchase Price; (b) supporting documents reasonably necessary for Buyer to verify the claimed increase in Purchase Price; (c) the identity of the Oil and Gas Property that is affected by the claimed increase in Purchase Price; and (d) the amount of the claimed increase in Purchase Price. If Buyer disagrees that a claimed increase in Purchase Price is warranted or disagrees with the amount of the related increase in the Purchase Price claimed by Seller in any notice given in accordance with this SECTION 8.3, then Buyer and Seller shall promptly meet and negotiate in good faith in an attempt to resolve the disagreement. If Buyer and Seller are unable to resolve their disagreement and if Seller does not waive its claim for an increase in the Purchase Price prior to the Closing, then, for purposes hereof, the matter which is the subject of disagreement shall result in an increase in the Purchase Price. The Purchase Price shall, in any event, be increased in the event the circumstances described in SUBSECTION (D) below are operative. An increase in the Purchase Price, to the extent not waived by Seller prior to the Closing, shall be determined as follows:

          (a) If it is determined that the ownership by Seller of an Oil and Gas Property listed in SCHEDULE A-1 entitles Seller to a net revenue interest in that Oil and Gas Property in excess of that shown in SCHEDULE A-1, then the amount of the increase to the Purchase Price shall equal the product of the dollar amount allocated to that Oil and Gas Property as set forth on SCHEDULE A-1 multiplied by a fraction, the numerator of which is the difference between (a) the actual net revenue interest of Seller for that Oil and Gas Property and (B) the net revenue interest for that Oil and Gas Property set forth in SCHEDULE A-1 and the denominator of which is the net revenue interest for that Oil and Gas Property set forth in SCHEDULE A-1.

          (b) If it is determined that with respect to an Oil and Gas Property listed in SCHEDULE A-1 (other than a "composite property" as reflected thereon) that Seller's working interest for that Oil and Gas Property is less than that shown on SCHEDULE A-1, then the amount of the increase in the Purchase Price shall be an amount equal to the present value as of the Effective Date (discounted at 10% compounded annually) of the future costs and expenses related to the maintenance, development and operation of such Oil and Gas Property which are forecasted in the Reserve Report, multiplied by the amount (expressed in terms of a percentage) that the decrease in working interest in such Oil and Gas Property exceeds any corresponding decrease in net revenue interest in such Oil and Gas Property from that shown in SCHEDULE A-1.

          (c) If it is determined that the ownership by Seller of an Oil and Gas Property listed in SCHEDULE B entitles Seller to net acres in that Oil and Gas Property in excess of that shown in SCHEDULE B, then the amount of the increase in the Purchase Price shall equal the product of the dollar amount set forth in SCHEDULE B for that Oil and Gas Property multiplied by the difference between (A) the actual number of net acres of Seller in that Oil and Gas Property and (B) the number of net acres set forth in SCHEDULE B for that Oil and Gas Property.

          (d) If (i) Seller owns a well that is not an Oil and Gas Property and that, under Applicable Law, is more than one legal location removed from and in the same reservoir as a well or unit that is listed on SCHEDULE A-1 or any proposed unit for an undrilled well listed on SCHEDULE A-1, and with respect to which Seller elects to offer to Buyer for inclusion with the Properties to be conveyed hereunder and (ii) Seller and Buyer mutually agree upon the purchase price for such well and to include it with the Properties to be conveyed, then the Purchase Price shall be increased by the amount of the mutually agreed upon purchase price.

The sum of the increases in the Purchase Price described above shall be herein called the "PURCHASE PRICE INCREASES."

       8.4. ADJUSTMENT TO PURCHASE PRICE. If the Purchase Price Reductions are greater than the Purchase Price Increases, then the Cash Portion of the Purchase Price payable by Buyer at Closing shall be reduced to the extent of the difference between such amounts. If the Purchase Price Increases are greater than the Purchase Price Reductions, then the Cash Portion of the Purchase Price shall be increased to the extent of the difference between A and B, where A is the difference between the Purchase Price Increases and the Purchase Price Reductions, and where B is $400,000.

       8.5. RIGHT TO TERMINATE. If the amount of the reduction or increase to the Cash Portion of the Purchase Price determined pursuant to SECTION 8.4 equals or exceeds $1,000,000, then, subject to SUBSECTIONS (b) and (c) below of SECTION 8.6, either Seller or Buyer shall have the right to terminate this Agreement.

       8.6. CERTAIN AGREEMENTS REGARDING DISPUTES.

          (a) If (i) neither party has the right to terminate this Agreement pursuant to SECTION 8.5, (ii) the parties hereto were unable to resolve their disagreement over any Claimed Defects or any Claimed Increases pursuant to the terms hereof and (iii) the Closing occurs, then, (A) at the Closing, the Cash Portion of the Purchase Price shall be reduced by the amount of Agreed Defects and increased by the amount of Agreed Increases and (B) within five days after the Closing, either party hereto may submit its disagreement over any Claimed Defects or any Claimed Increases for resolution pursuant to the provisions of SUBSECTION (d) below.

          (b) If (i) either party has the right to terminate this Agreement pursuant to SECTION 8.5, and (ii) the parties hereto were unable to resolve their disagreement over Claimed Defects or Claimed Increases pursuant to the terms hereof, then, upon the election of Buyer, Seller shall forfeit its right to terminate this Agreement pursuant to SECTION 8.5, provided, that (A) at the Closing, the Cash Portion of the Purchase Price shall be reduced by the amount of Agreed Defects and increased by the amount of Agreed Increases (provided, that in no event can the Cash Portion of the Purchase Price be reduced by more than $1,000,000), (B) within five days after the Closing, either party hereto may submit its disagreement over such Claimed Defects or Claimed Increases for resolution pursuant to the provisions of SUBSECTION (D) below and (C) in no event can the amount of the reduction to the Purchase Price, giving effect to all Agreed Defects and Agreed Increases and after operation of SUBSECTION (d) below, exceed $1,000,000.
          (c) If (i) either party has the right to terminate this Agreement pursuant to SECTION 8.5 and (ii) the parties hereto were unable to resolve their disagreement over Claimed Defects or Claimed Increases pursuant to the terms hereof, then, upon the election of Seller, Buyer shall forfeit its right to terminate this Agreement pursuant to SECTION 8.5, provided that (A) at the Closing, the Cash Portion of the Purchase Price shall be reduced by the amount of Agreed Defects and increased by the amount of Agreed Increases (provided that in no event can the Cash Portion of the Purchase Price be increased by more than $1,000,000) and
     (B) within five days after the Closing, either party hereto shall submit its disagreement over such Claimed Defects or Claimed Increases for resolution pursuant to SUBSECTION (d) below and (C) in no event can the amount of the increase to the Purchase Price, giving effect to Agreed Defects and Agreed Increases and after operation of SUBSECTION (d) below, exceed $1,000,000.

          (d) Any disagreement between the parties hereto of the type referenced in SUBSECTION (A), SUBSECTION (B) or SUBSECTION (C) above, shall be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as such rules may conflict with the provisions of this SUBSECTION (D) (in which event the provisions of this SUBSECTION (D) shall control). Each party shall choose one arbitrator and a third arbitrator shall be selected by mutual agreement of the party-appointed arbitrators within 30 days after the date of the last party-appointed arbitrator. If for any reason a vacancy occurs in the panel of arbitrators, a replacement arbitrator shall be appointed by the party who selected the predecessor arbitrator (or, if the predecessor arbitrator was appointed by the party-appointed arbitrators, the party-appointed arbitrators shall appoint the replacement arbitrator). Any decision of the arbitrators shall be final and binding upon the parties hereto. If, as a result of the decision of the arbitrators, the Cash Portion of the Purchase Price should be reduced, Seller shall pay to Buyer in cash by wire transfer of immediately available funds, within two business days after the decision of the arbitrators, an amount equal to such reduction with interest thereon from the Closing Date until payment at the lower of the prime rate of interest charged by Bank of Montreal (as adjusted from time to time to reflect changes in such rate) or the highest lawful rate permitted by applicable law. If, as a result of the decision of the arbitrators, the Cash Portion of the Portion Price should be increased, Buyer shall pay to Seller in cash by wire transfer of immediately available funds, within two business days after the decision of the arbitrators, an amount equal to such increase with interest thereon from the Closing Date until payment at the lower of the prime rate of interest charged by Bank of Montreal (as adjusted from time to time to reflect changes in such rate) or the highest lawful rate permitted by applicable law. The fees of the arbitrators and the costs of the arbitration shall be shared equally by the parties hereto.

       8.7. ALLOCATIONS. It is hereby agreed that the dollar amount allocated to any Oil and Gas Property on either SCHEDULE A or SCHEDULE B shall be used only for the purposes set forth in SECTION 7.1, in this ARTICLE VIII and for purposes of determining value in the event of the exercise of any preferential right of purchase relating to any of the Oil and Gas Properties, and is not intended as a measure of value for any other or general purpose.
               IX. CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

       9.1. REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

       9.2. COVENANTS AND AGREEMENTS PERFORMED. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

       9.3. CERTIFICATE. Seller shall have received a certificate executed by a duly authorized officer of Buyer, dated the Closing
Date, representing and certifying that the conditions set forth in SECTIONS 9.1 and 9.2 have been fulfilled.

       9.4. OPINION OF COUNSEL. Seller shall have received an opinion of Fulbright & Jaworski L.L.P., dated the Closing Date, covering the matters described in EXHIBIT 9.4A and in a form reasonably acceptable to Seller. Seller shall have received an opinion of legal counsel to Parent (which counsel shall be reasonably acceptable to Seller) dated the Closing Date, covering the matters described in EXHIBIT 9.4B and in a form reasonably acceptable to Seller.

       9.5. HSR ACT. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

       9.6. LEGAL PROCEEDINGS. No Proceedings shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.


                 X. CONDITIONS TO OBLIGATION OF BUYER

       The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

       10.1. REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct on and as of the Closing Date as if made on and as of such date, except for such breaches of or inaccuracies in such representations and warranties which individually or in the aggregate would not result in any material adverse change in or relating to the value to Buyer of the Properties taken as a whole immediately after the Closing.

       10.2. COVENANTS AND AGREEMENTS PERFORMED. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
       10.3. CERTIFICATE. Buyer shall have received a certificate executed by a duly authorized officer of Seller, dated the Closing Date, representing and certifying that the conditions set forth in SECTIONS 10.1 and 10.2 have been fulfilled.

       10.4. OPINION OF COUNSEL. Buyer shall have received an opinion of Thompson & Knight, P.C., dated the Closing Date, covering the matters described in EXHIBIT 10.4 and in a form reasonably acceptable to Buyer.

       10.5. HSR ACT. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

       10.6. LEGAL PROCEEDINGS. No Proceedings shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                 XI. TERMINATION, AMENDMENT AND WAIVER

       11.1. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

               (a) by mutual written consent of Seller and Buyer; or

               (b) by either Seller or Buyer, if:

                    (i) the Closing shall not have occurred on or
               before April 11, 1994, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this CLAUSE (i); or

                    (ii) there shall be any statute, rule, or
               regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

               (c) by either Seller or Buyer as the case may be, as provided in SECTION 8.5; or


               (d) by Buyer, as provided in ARTICLE XIII.

In the event of the termination of this Agreement pursuant to this
SECTION 11.1 by Seller or Buyer, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in SECTIONS 7.4, 7.13 and 7.19 and 7.20 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for any breach of this Agreement.

       11.2. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the partieshereto.

       11.3. WAIVER. Each of Seller and Buyer may (a) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (b) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.


           XII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

       12.1. SURVIVAL. The representations, and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto and the covenants of the parties shall not survive the Closing, regardless of any investigation made by or on behalf of any party, except as hereinafter provided: (a) the representations and warranties of Seller contained in SECTION 5.22 shall not survive the Closing, except as to any Environmental Claim (as defined below), in which case such representations and warranties shall survive until the fifth anniversary of the Closing Date, (b) the representations and warranties of Seller and Buyer contained in SECTIONS 5.23 and 6.8 shall survive until the expiration of the limitation period under the applicable statute of limitations, (c) the representations and warranties of Seller in SECTIONS 5.1, 5.2, 5.3, 5.4, 5.5, 5.8, 5.10,
5.11, 5.14, 5.15, 5.17, 5.18, 5.19, 5.20 and 5.24 shall survive until the second anniversary of the Closing Date, (d) all representations and warranties of Buyer, other than those contained in SECTION 6.8, shall survive until the second anniversary of the Closing Date, (e) the covenants of the parties in SECTIONS 7.1, 7.2, and 7.21 and in the second proviso of SECTION 7.12 shall survive until the second anniversary of the Closing Date, and (f) the covenants of the parties in SECTIONS 7.14, 7.15, 7.16, 7.18, 7.19, 7.20, 7.22, 7.23, 7.24 and
7.26 shall survive the Closing Date (each such anniversary and time of expiration, if any, a "SURVIVAL DATE"). From and after a Survival Date, no party hereto or any shareholder, director, officer, employee, or affiliate of such party shall be under any liability whatsoever (whether pursuant to this SECTION 12.1 or otherwise with respect to any representation, warranty or covenant to which such Survival Date relates unless before the Survival Date for such representation or warranty it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification is sought. Such notice shall set forth with reasonable specificity, to the extent then known (i) the basis under this Agreement, and the facts that otherwise form the basis, of such claim, (ii) an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim. As used herein, "ENVIRONMENTAL CLAIM" shall mean any claim, action, suit or proceeding made, brought or filed, as the case may be, by a Governmental Entity or other third party against Buyer, arising out of or relating to a condition existing as of the Closing or an event occurring prior to the Closing that is in contravention of or in breach of any of the representations and warranties made by Seller in SECTION 5.22 as of the date hereof or as of the Closing.

       12.2. INDEMNIFICATION BY SELLER. Subject to the terms and conditions of this ARTICLE XII, Seller shall indemnify, defend, and hold harmless Buyer, its affiliates, their respective directors, officers, employees, and agents, and each of the heirs, legal representatives, successors, and assigns of any of the foregoing (collectively, the "BUYER GROUP"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "DAMAGES"), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from:

               (a) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement which survives the Closing Date;

               (b) any breach by Seller of any of its covenants or agreements contained in this Agreement which survives the Closing Date;

               (c) any claim, action or proceeding made or brought by a third party arising out of or attributable to the ownership or operation of the Properties prior to the Closing Date (other than matters covered in the representations of Seller in SECTION 5.9 and described in CLAUSE (D) below) and then only if Buyer gives notice to Seller of the claim of Buyer for such indemnification prior to the second anniversary of the Closing Date; and

               (d) any Environmental Claim.

       12.3. INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this ARTICLE XII, Buyer shall indemnify, defend, and hold harmless Seller, its affiliates, their respective directors, officers, employees, and agents, and each of the heirs, legal representatives, successors, and assigns of any of the foregoing (collectively, the "SELLER GROUP"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by any member of the Seller Group, directly or indirectly, by reason of or resulting from:

               (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing Date;

               (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement which survives the Closing Date; and

               (c) any claim, action or proceeding made or brought by a third party arising out of or attributable to the ownership or operation of the Properties after the Closing Date.

       12.4. CERTAIN LIMITATIONS ON SELLER'S LIABILITY.
Notwithstanding anything in this ARTICLE XII or elsewhere in this Agreement to the contrary:

          (a) No indemnification shall be required to be made by Seller pursuant to SECTIONS 12.2(A), (B) and (C), until and except to the extent that the aggregate amount of Damages thereunder exceeds $1,000,000.

          (b) The indemnification obligation of Seller under SECTION 12.2(d) shall be subject to the following. No indemnification shall be required to be made by Seller pursuant to SECTION 12.2(d), until and except to the extent that the aggregate amount of Damages thereunder exceeds $1,000,000 (the "THRESHOLD AMOUNT"). Thereafter, Seller shall be required to indemnify the Buyer Group for all Damages under SECTION 12.2(d) in excess of the Threshold Amount until that point in time when Seller has indemnified the Buyer Group for Damages in an aggregate amount equal to $2,000,000 (the "SPLIT POINT"). From and after the Split Point, Seller shall be required to indemnify the Buyer Group for
     (i) 75% of all Damages under SECTION 12.2(d), to the extent that Buyer gives notice to Seller of the claim of Buyer for such indemnification prior to the second anniversary of the Closing Date and (ii) 50% of all Damages under SECTION 12.2(d), to the extent that Buyer gives notice to Seller of the claim of Buyer for such indemnification on or after the second anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date. Seller shall have no further liability under Environmental Laws with respect to the Oil and Gas Properties as to any claims in connection therewith arising after the fifth anniversary of the Closing Date.

          (c) The amount of Damages required to be paid by Seller to indemnify the Buyer Group pursuant to this ARTICLE XII shall be reduced to the extent of any amounts in excess of $1,000,000 actually received by any member of the Buyer Group after the Closing Date pursuant to the terms of the insurance policies (if any) covering the subject claim.

       12.5. PROCEDURE FOR INDEMNIFICATION. Within ten days after receipt by an indemnified party under SECTION 12.2 or 12.3 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is materially prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).


                 XIII. CASUALTY LOSS AND CONDEMNATION

       If after the Effective Date and prior to the Closing, any part of the Properties shall be destroyed by fire or any other cause (but not to a substantial extent) or shall be taken by condemnation or the exercise of eminent domain (but not to a substantial extent), then if Closing occurs, Seller shall pay at Closing to Buyer all proceeds of insurance or condemnation (to the extent then received and not subject to payment or reimbursement by Seller or its affiliates) which were paid in respect of such loss or taking; if any proceeds of insurance or condemnation, to the extent not subject to payment or reimbursement by Seller or its affiliates, are received by Seller after the Closing, Seller shall promptly tender such proceeds to Buyer. In the event that either so much of the Properties are damaged or destroyed by fire or other event or taken by condemnation or purchase in lieu thereof, after the Effective Date but before the Closing, to the extent that the value allocated to all those Properties so affected, as set forth on SCHEDULE A, exceeds $5,000,000, then the Properties shall be deemed to have been destroyed or harmed to a substantial extent for the purpose of this ARTICLE XIII. If the Properties are destroyed or harmed to a substantial extent as above described, then Buyer shall have the right to elect either (a) to close this transaction as if the Properties had not been destroyed or harmed to a substantial extent, whereupon Seller shall make the payments described in the first sentence of this ARTICLE XIII, or (b) to terminate this Agreement, whereupon Seller and Buyer shall be released and relieved of all further obligation hereunder, as provided in ARTICLE XI.

                  XIV. CERTAIN ACCOUNTING ADJUSTMENTS


      14.1. ADJUSTMENTS. Except as otherwise provided herein, (x) all costs and revenues attributable to the Properties and the operations thereon prior to the Effective Date shall be the obligation of and for the benefit of Seller and (y) all costs and revenues attributable to the Properties and the operations thereon after the Effective Date shall be the obligation of and for the benefit of Buyer. The Purchase Price shall be adjusted upward by the following: (i) the value of all merchantable, allowable oil in storage on the Effective Date at the location of each Property that is credited to the Property, based upon the actual prices being paid less the cost of transportation, however paid, and less taxes and other expenses, if any, deducted by the purchaser of the oil; and (ii) the amount (less amounts which have been collected from others in reimbursement of the following direct expenditures) of all actual expenditures of Seller (including royalties, delay rentals and other charges, and ad valorem, property, production, excise, severance, windfall profit and other taxes (other than income taxes), based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom), expenses, including drilling and completion expenses, billed under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, but excluding any of Seller's or any of its affiliate's overhead and administrative expenses or office lease expenses, paid by or on behalf of Seller and to the extent, in accordance with generally accepted accounting principles, in connection with the Properties in the ordinary course of business after the Effective Date, plus an amount calculated at the rate of $40,000 per month to the Closing as the sole compensation to Seller for its overhead and administrative expenses and office lease expenses in connection with supervising the Properties, plus the amount of any expenditures attributable to the Oil and Gas Properties prior to the Effective Date with respect to the projects or other activities listed on SCHEDULE 14.1 or hereafter approved by Buyer.

      The Purchase Price shall be adjusted downward by the following:
(A) the proceeds received by Seller in connection with the Properties to the extent, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date, including income resulting from combined fixed rate overhead charges under applicable operating agreements and the proceeds received by Seller from the disposition after the Effective Date (with or without the prior consent from Buyer as provided in SECTION 7.1) of all or any portion of the Properties; (B) an amount equal to all ad valorem, property, production, excise, severance, windfall profit and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom accruing or relating to the Properties prior to the Effective Date to the extent not paid by Seller before the Closing Date and thereafter assumed by Buyer; (C) the amount of all actual direct expenditures of Seller (including royalties, rentals and other charges, expenses, including drilling and completion expenses, billed under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are, in accordance with generally accepted accounting principles, attributable to the ownership or the operation of the Properties before the Effective Date, to the extent not paid by the Seller before the Closing Date and thereafter assumed by Buyer;
(D) all amounts collected by Seller as operator (or otherwise) from other working interest owners attributable to such parties' shares of the costs and expenses of an operation or operations after the Effective Date for which (and to the extent) Seller has not yet actually paid such costs and expenses; and (E) the proceeds received by Seller in connection with the Properties described in SCHEDULE 14.1 attributable to the period prior to the Effective Date.

       14.2. ACCOUNTING. No later than 15 days prior to Closing, Seller shall furnish Buyer with an estimated accounting showing in reasonable detail the adjustments described in and subject to SECTION
14.1. If pursuant to such estimated accounting either Seller or Buyer shall owe any obligation to the other, then the Cash Portion of the Purchase Price paid at Closing shall be adjusted to reflect such charges and credits which are necessary to accomplish such adjustment. Promptly after the Closing Date (but not later than one hundred eighty
(180) days thereafter), Seller shall furnish Buyer with a final accounting showing in reasonable detail the adjustments described in and subject to SECTION 14.1. For a period of 90 days following receipt by Buyer of such accounting, Seller shall provide Buyer and its representatives with access to all records reasonably required to compute all adjustments pursuant to this ARTICLE XIV. If within ninety
(90) days after Seller furnishes such final accounting to Buyer, Buyer and Seller are unable to agree on such final accounting, then either Seller or Buyer may submit such dispute to the accounting firm of Arthur Andersen & Co. and the determination made as to such dispute by such accounting firm shall be final and binding upon Seller and Buyer. Final settlement shall be made within thirty (30) days following agreement by the Buyer and Seller or final determination by said accounting firm. The fees charged by said accounting firm for making determinations under this SECTION 14.2 shall be paid one-half (1/2) by Buyer and one-half (l/2) by Seller. The parties agree that if actual ad valorem taxes on the Oil and Gas Properties for a particular state for calendar year 1993 are still not known at the time of the final accounting, appropriate adjustments consistent with SECTION 14.1 will be made to reflect such actual ad valorem taxes after the final accounting, provided such adjustments are made within one year after the Closing.


                           XV. MISCELLANEOUS

       15.1. NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be given either (a) in person, (b) by United States mail, certified or registered, return receipt requested, postage prepaid,
(c) by prepaid telegram, telex, telecopy or similar means (with signed confirmed copy to follow by mail in the same manner as provided in CLAUSE (B) above) or (d) by expedited delivery service with proof of delivery, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Seller:

     Santa Fe Energy Resources, Inc.
     Santa Fe Energy Operating Partners, L.P.
     1616 South Voss Road, Suite 1000
     Houston, Texas 77057
     ATTN: John R. Womack
     Fax: 713/268-5341

If to Buyer:

     Bridge Oil (U.S.A.) Inc.
     12404 Park Central Drive
     Suite 400
     Dallas, Texas 75251
     ATTN: Dr. George G. Fenton
     Fax: 214-788-0656

For purposes of the foregoing, any notice required or permitted to be given shall be deemed to be delivered and given on the date actually delivered to the address specified above.

       15.2. ENTIRE AGREEMENT. This Agreement, together with the Schedules, Exhibits and the other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       15.3. BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that prior to the Closing, either SFER or SFEOP (or both) may assign all or a portion of its respective interest in the Properties to a wholly-owned subsidiary of SFER (the "SFER SUB"), subject to the following: (a) SFER or SFEOP (as appropriate) shall cause the SFER Sub to convey the Properties so assigned to it to Buyer at the Closing in accordance with the terms hereof; (b) SFER and SFEOP shall notify Buyer no later than two business days prior to the Closing as to which of the parties (SFER, SFEOP and SFER Sub) shall receive the Cash Portion of the Purchase Price and the Bridge Common Stock to be delivered at the Closing; (c) SFER Sub shall agree (in a form reasonably acceptable to Buyer) that it will be jointly and severally liable with Seller for Seller's duties and obligations to Buyer hereunder; and (d) in no event shall the assignment of Properties by SFER or SFEOP to the SFER Sub in any way relieve SFER or SFEOP of its duties and obligations hereunder; provided, further, that Buyer shall have the right to designate Bridge Oil Company, L.P., a Delaware limited partnership ("BRIDGE LP"), as the party to whom Seller shall convey the Properties at the Closing and assign its rights hereunder with respect thereto, subject to the prior receipt by Seller of an agreement (in a form reasonably acceptable to Seller) of Bridge LP to become jointly and severally liable with Buyer for Buyer's duties and obligations to Seller hereunder.

     15.4. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

      15.5. NO THIRD-PARTY BENEFICIARIES. It is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Agreement, unless otherwise expressly agreed to in writing by the parties.

      15.6. DTPA WAIVER. TO THE EXTENT APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTION
17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.55A, WHICH IS NOT WAIVED), TEX. BUS. & COMM. CODE. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (A) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (B) HAS ASSETS OF $5,000,000 OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (C) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (D) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

      15.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

       15.8. COUNTERPARTS. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

      IN WITNESS WHEREOF. THIS AGREEMENT HAS BEEN EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.


SELLER
SANTA FE ENERGY RESOURCES, INC.


By:       J. R. WOMACK
Name:     J. R. Womack
Title:    Vice President

SELLER:
SANTA FE ENERGY OPERATING
PARTNERS, L.P.

By: SANTA FE PACIFIC EXPLORATION
     COMPANY, Managing Partner



By:       J. R. WOMACK
Name:     J. R. Womack
Title:    Vice President

BUYER:
BRIDGE OIL (U.S.A.) INC.


By:       GEORGE G. FENTON
Name:     George G. Fenton
Title: President

                                                          EXHIBIT 9.4A

                                 BUYER

       1. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

       2. The execution, delivery and performance by Buyer of the Agreement, the Registration Rights Agreement, the Investment Agreement and the Exploration Agreement (the "Buyer Documents") are within the corporate power and authority of Buyer and do not (i) contravene or violate any provisions of the Certificate of Incorporation or Bylaws of Buyer, as amended to the date hereof, or (ii) contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any material loan, note or other agreement or instrument known to us to which Buyer is a party or by which it or any of its properties are bound.

       3. The execution, delivery and performance by Buyer of the Buyer Documents have each been duly authorized by the Board of Directors of Buyer, and no other corporate or shareholder action is required to be taken to authorize such execution, delivery andperformance.

       4. The Buyer Documents have each been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether applied by a court of law or equity.

       5. No consent, approval, authorization or order of any court or governmental agency or authority which has not been obtained is required in connection with the execution, delivery and performance by Buyer of the Buyer Documents, except for filings with governmental entities to occur in the ordinary course following consummation of the transactions contemplated by the Agreement.

       6. The Consideration Shares issued pursuant to the Agreement have been duly authorized and are validly issued, fully paid and nonassessable.

       7. The Registration Statement has become effective and, to the best of our knowledge, no stop order suspending its effectiveness has been issued.

                                                          EXHIBIT 9.4B
                                PARENT

       1. Parent is a corporation duly organized, validly existing and in good standing under the laws of Australia.

       2. The execution, delivery and performance by Parent of the Investment Agreement are within the corporate power and authority of the Parent and do not (i) contravene or violate any provisions of the charter provisions of Parent, as amended to the date hereof, or (ii) contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any material loan, note or other agreement or instrument known to us to which Parent is a party or by which it or any of its properties are bound.

       3. The execution, delivery and performance by Parent of the Investment Agreement has been duly authorized by the Board of Directors of Parent, and no other corporate or shareholder action is required to be taken to authorize such execution, delivery and performance.

       4. The Investment Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether applied by a court of law or equity.

       5. No consent, approval, authorization or order of any court or governmental agency or authority which has not been obtained is required in connection with the execution, delivery and performance by Parent of the Investment Agreement.

                                                          EXHIBIT 10.4

                                 SFER
       1. SFER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

       2. The execution, delivery and performance by SFER of the Agreement, the Registration Rights Agreement and the Investment Agreement (the "SFER Documents") are within the corporate power and authority of SFER and do not (i) contravene or violate any provisions of the Certificate of Incorporation or Bylaws of SFER, as amended to the date hereof, or (ii) contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any material loan, note or other agreement or instrument known to us to which SFER is a party or by which it or any of its properties are bound.

       3. The execution, delivery and performance by SFER of the SFER Documents have each been duly authorized by the Board of Directors of SFER, and no other corporate or shareholder action is required to be taken to authorize such execution, delivery and performance.

       4. The SFER Documents have each been duly executed and delivered by SFER and constitute legal, valid and binding obligations of SFER enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether applied by a court of law or equity.

       5. No consent, approval, authorization or order of any court or governmental agency or authority which has not been obtained is required in connection with the execution, delivery and performance by SFER of the SFER Documents, except for filings with governmental entities to occur in the ordinary course following consummation of the transactions contemplated by the Agreement and except no opinion is expressed with respect to any preferential rights or consents to assignment applicable to the Properties.
                                   1

                                                          EXHIBIT 10.4

                                 SFEOP

       1. SFEOP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

       2. The execution, delivery and performance by SFEOP of the Agreement and the Exploration Agreement (the "SFEOP Documents") are within the partnership power and authority of the SFEOP and do not (i) contravene or violate any provisions of the Agreement of Limited Partnership of SFEOP, as amended to the date hereof, or (ii) contravene or result in any breach of or constitute a default under any applicable law, rule or regulation or any material loan, note or other agreement or instrument known to us to which SFEOP is a party or by which it or any of its properties are bound.

       3. The execution, delivery and performance by SFEOP of the SFEOP Documents have each been duly authorized in accordance with the Agreement of Limited Partnership of SFEOP, as amended to the date hereof, and no other partnership or partner action is required to be taken to authorize such execution, delivery and performance.

       4. The SFEOP Documents have each been duly executed and delivered by SFEOP and constitute legal, valid and binding obligations of SFEOP enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or general principles of equity, whether applied by a court of law or equity.

       5. No consent, approval, authorization or order of any court or governmental agency or authority which has not been obtained is required in connection with the execution, delivery and performance by SFEOP of the SFEOP Documents, except for filings with governmental entities to occur in the ordinary course following consummation of the transactions contemplated by the Agreement and except no opinion is expressed with respect to any preferential rights or consents to assignment applicable to the Properties.

                                   1